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                          Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock

                                      of

                      Specialty Equipment Companies, Inc.

                                      at

                             $30.50 Net Per Share

                                      by

                            Solar Acquisition Corp.

                         a wholly owned subsidiary of

                        United Technologies Corporation

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON MONDAY, NOVEMBER 20, 2000, UNLESS THE OFFER IS EXTENDED.


                                                               October 23, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

  We have been engaged by Solar Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of United Technologies Corporation, a Delaware corporation ("Parent"), to act as Information Agent in connection with its offer to purchase all of the outstanding shares of common stock, par value $.01 per share, of Specialty Equipment Companies, Inc., a Delaware corporation (the "Company", and such stock, the "Shares"), at $30.50 per Share, net to the seller in cash (the "Offer Price"), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 23, 2000 (the "Offer to Purchase"), of Purchaser and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

  The Offer is conditioned upon, among other things, (a) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which, when aggregated with any Shares then beneficially owned by Parent (excluding Shares held by an employee benefit plan), represents at least a majority of all of the issued and outstanding Shares on a fully diluted basis, assuming the exercise of all outstanding Company stock options, and (b) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration or termination of any waiting period and the receipt of any required approvals under any foreign antitrust and competition laws or regulations applicable to the purchase of Shares pursuant to the Offer or the Merger. Certain other conditions to the Offer are described in Section 13 of the Offer to Purchase.

  Enclosed herewith are the following documents:

    1. Offer to Purchase, dated October 23, 2000;

    2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

    3. Notice of Guaranteed Delivery;

    4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

    5. Letter to stockholders of the Company from the President and Chief Executive Officer of the Company, accompanied by the Company's
  Solicitation/Recommendation Statement on Schedule 14D-9;

    6. Notice to stockholders of the Company from the Executive Vice President and Secretary of the Company, accompanied by a Proxy Statement on
  Schedule 14A;
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    7. A printed form of a letter that may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

    8. Return envelope addressed to LaSalle Bank National Association, the Depositary.

  The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 13, 2000, among the Company, Parent and Purchaser, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the "Merger") and each issued and outstanding Share (other than Shares owned by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company or held in the treasury of the Company, or held by stockholders who properly exercise appraisal rights under the Delaware General Corporation Law, if any) will, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder thereof, be canceled and converted into the right to receive an amount in cash, without interest, equal to the Offer Price, upon surrender of the certificate representing such Share. The Merger Agreement is more fully described in the Offer to Purchase.

  The Board of Directors of the Company has unanimously approved the Merger Agreement, the Offer and the Merger, determined that the Offer and the Merger are advisable and fair to and in the best interest of the holders of Shares and unanimously recommends that stockholders accept the Offer, tender their Shares pursuant to the Offer and approve the Merger.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn as soon as practicable after the Expiration Date (as defined in the Offer to Purchase), if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of the tenders of such Shares for payment pursuant to the Offer. Purchaser expressly reserves the right, subject to applicable rules of the Securities and Exchange Commission, to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitted such payments to the tendering stockholders. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment pursuant to the Offer.

  In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares (or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares), (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 3 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction. An envelope in which to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. Please forward your instructions to us as soon as possible to allow us ample time to tender Shares on your behalf prior to the expiration of the Offer.

  In order to tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal, should be sent to the Depositary, and either certificates representing the tendered Shares should be delivered or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfers, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

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  Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

  Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, November 20, 2000, unless the Offer is extended.

  Any inquiries you may have with respect to the Offer may be addressed to the undersigned at the address and telephone numbers set forth on the back cover page of the Offer to Purchase. Additional copies of enclosed materials may be obtained from the Information Agent and will be furnished at Purchaser's expense.

                                         Very truly yours,

                                         Georgeson Communications, Inc.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PURCHASER, PARENT, THE COMPANY, ANY AFFILIATE OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.



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